Exhibit 99.1

News Release

Investor Contact:	Dan Grgurich	EnPro Industries
	Director, Investor Relations and	5605 Carnegie Boulevard
	Corporate Communications	Charlotte, North Carolina 28209-4674
Phone:	704-731-1527	Phone: 704-731-1500
Email:	dan.grgurich@enproindustries.com	Fax: 704-731-1511
www.enproindustries.com

EnPro Industries Reaches Permanent, Comprehensive Settlement
of Current and Future Asbestos Claims

CHARLOTTE, N.C., March 17, 2016 -- EnPro Industries, Inc. (NYSE: NPO) today announced that it has reached a comprehensive settlement to resolve current and future asbestos claims. The settlement was reached with the court-appointed committee representing current asbestos claimants (the GST Committee) and the court-appointed legal representative of future asbestos claimants (the GST FCR) in the Garlock Sealing Technologies, LLC (GST) asbestos claims resolution process (ACRP) pending in the U.S. Bankruptcy Court for the Western District of North Carolina. Representatives for current and future asbestos claimants against Coltec Industries Inc (EnPro’s direct subsidiary and GST’s direct parent) also joined in the settlement. The agreement, which is subject to approval by claimants, the Bankruptcy Court, and the U.S. District Court, would permanently resolve all current and future asbestos claims against GST and Coltec and would protect all of EnPro from those claims.

The GST Committee, the GST FCR and the representatives of Coltec claimants have agreed to join GST and Coltec in proposing a plan of reorganization that incorporates the settlement and to ask asbestos claimants and the Court to approve the plan, which would provide permanent protection from asbestos claims under Section 524(g) of the U.S. Bankruptcy Code.

The agreement contemplates the establishment of a $480 million trust (the Trust) to be fully funded within a year of consummation of the proposed plan. A cash contribution of $400 million would be made upon consummation of the plan, and a contribution valued at $80 million would be made no later than the first anniversary of consummation.

EnPro estimates the present value, after tax, of these contributions to the Trust to be $284 million. The Trust would assume responsibility for all present and future asbestos claims arising from the operations or products of GST or Coltec, thereby covering all EnPro businesses ever to have received asbestos claims in the United States.

Barring unexpected objections to the plan and assuming a vote of at least 75% of asbestos claimants in favor of the plan, EnPro anticipates the plan could be approved and become final during the summer of 2017.

In addition to funds required for the Trust, EnPro has committed up to an additional approximately U.S. $17 million, before tax, for the resolution of all current and future Canadian asbestos claims. These funds would be available primarily to Canadian provincial authorities who seek recovery of amounts they have paid or will ever pay in the future under Canadian asbestos-injury recovery statutes for claims allegedly relating in whole or in part to exposure to GST or Coltec asbestos-containing products. Negotiations with legal representatives for the provinces are underway. The company has the option to continue and conclude the comprehensive settlement without a separate Canadian deal; however, if the Canadian negotiations are unsuccessful, it also has the option to terminate them and renegotiate the comprehensive settlement.

While no current EnPro subsidiary other than GST (and Anchor Packing, also a debtor in the GST ACRP) has ever made indemnity payments to asbestos claimants, thousands of claims have been made in the past against Coltec and its present and former businesses based on alleged exposure to asbestos-containing gaskets and other components in equipment sold by those businesses. Coltec and its insurers have spent several million dollars defending those claims, and several thousand cases currently pending have been stayed during the pendency of the GST case. The proposed settlement would resolve all of those claims and would provide complete and final relief from them and any future claims like them.

If the proposed plan of reorganization is approved by asbestos claimants, Coltec will, subject to the receipt of necessary consents, undergo a corporate restructuring to facilitate the plan. All of its significant operating assets and subsidiaries, which include each of EnPro’s major business units, would be transferred into a new direct EnPro subsidiary. The transferred businesses would continue to operate in the normal course without interruption. The restructured company (OldCo) would retain responsibility for all asbestos claims and rights to certain insurance assets.

Upon completion of the restructuring, OldCo will file a pre-packaged Chapter 11 bankruptcy petition, which EnPro expects will be administered with GST’s Chapter 11 case. The settlement agreement provides that OldCo and representatives of all of its current and future asbestos claimants will join GST, the GST Committee, and the GST FCR in seeking court approval of the joint plan of reorganization. Upon final approval by the court, GST and OldCo would receive an injunction under Section 524(g) of the Bankruptcy Code protecting them and all other EnPro affiliates from all current and future GST and Coltec asbestos claims, including claims based on the products or operations of any of their current or past businesses and any claims related to or derivative of those claims. Under the proposed plan of reorganization, all non-asbestos creditors will be paid in full and EnPro will retain ownership of OldCo and GST.

The settlement also contemplates the dismissal and exchange of broad mutual releases in GST’s adversary proceedings pending against several asbestos plaintiff law firms alleging violations related to the concealment of evidence by those firms, which dismissal and releases would become effective upon entry of a final order confirming the plan of reorganization. Those proceedings will be stayed pending confirmation of the plan of reorganization, but may be re-commenced in the event the plan is ultimately not confirmed.

Assuming agreement on the terms of a comprehensive set of plan documents and a favorable vote by claimants, EnPro expects the OldCo bankruptcy filing to occur in late 2016 or early 2017. Assuming final court approval and satisfaction of other conditions, including receipt of a favorable private letter ruling from the IRS or the satisfactory opinion of tax counsel, EnPro expects both OldCo and GST to emerge from Chapter 11 in 2017. The financial results of GST and its subsidiaries will continue to be deconsolidated from EnPro’s results until GST emerges from bankruptcy. Until that time, EnPro intends to continue to include pro forma financial information in its quarterly and annual earnings announcements to illustrate its results as if GST were consolidated.

“This comprehensive, consensual settlement will bring us full, complete and permanent relief from asbestos litigation and will achieve complete and total peace with the asbestos plaintiff’s bar,” said Steve Macadam, president and chief executive officer of EnPro. “It will also eliminate ongoing expenses associated with the ACRP, which were approximately $25 million in 2015. Once consummated, this agreement will bring to a close our history of managing asbestos claims, which began well before EnPro became an independent company 14 years ago, and it will allow us to proceed into a future unimpeded by the costs and distractions of managing asbestos lawsuits.”

Settlement Plan Conference Call
EnPro will host a conference call on March 18, 2016 beginning at 10:00 a.m. EDT to discuss the settlement plan and the process required for its confirmation. Investors who wish to participate in the call should dial 800-851-4704 approximately 10 minutes before the call begins and provide conference ID number 71070204. A live audio webcast of the call and accompanying slide presentation will be accessible from the company’s website, www.enproindustries.com. The webcast and presentation are accessible through a link on the company’s homepage.

Forward Looking Statements
Statements in this press release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They involve a number of risks and uncertainties that may cause actual events and results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to: the risk that the proposed plan of reorganization may not obtain necessary approval by the asbestos claimants or the Bankruptcy Court, or the U.S. District Court, the actions and decisions of creditors and other third parties that have an interest in the bankruptcy proceedings, the terms and conditions of any reorganization plan that may ultimately be approved by the Bankruptcy Court and the U.S. District Court, delays in the confirmation or consummation of a plan of reorganization due to factors beyond our control, risks with respect to the receipt of consents necessary to effect the corporate restructuring of Coltec contemplated by the settlement agreement, and risks related to the Canadian settlement. EnPro’s filings with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2015, describe other risks and uncertainties. Except as may be required by law, EnPro does not undertake to update any forward-looking statement made in this press release to reflect any change in management's expectations or any change in the assumptions or circumstances on which such statements are based.

Amounts presented on a “present value, after-tax basis” in the press release are measured based on various assumptions, including a discount rate of 6%, a U.S tax rate of 38%, the tax deductibility of payments to the Trust, and a fifteen month estimated timeline for GST and OldCo’s emergence from bankruptcy. Accordingly, the amounts presented on a “present value, after-tax basis” may differ if different measurement dates, discount rates, completion dates or tax rates are applied.

About EnPro Industries
EnPro Industries, Inc. is a leader in sealing products, metal polymer and filament wound bearings, components and service for reciprocating compressors, diesel and dual-fuel engines and other engineered products for use in critical applications by industries worldwide. For more information about EnPro, visit the company’s website at http://www.enproindustries.com.

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